Exhibit 99.1

Healthcare AI Acquisition Corp. Announces Receipt of Nasdaq Continued Listing Standard Notice

NEW YORK – April 22, 2022 – Healthcare AI Acquisition Corp. (Nasdaq: HAIA) (the “Company”) today announced that on April 19, 2021 it received a deficiency letter from The Nasdaq Stock Market LLC (“Nasdaq”) relating to the Company’s failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”) as required under Section 5250(c) of Nasdaq Rules regarding the Qualification, Listing and Delisting of Companies (the “Nasdaq Listing Rules”).

On April 1, 2022, the Company filed Notification of Late Filing on Form 12b-25 (the “Form 12b-25”), indicating that the filing of its Form 10-K will be delayed. Although the Company has dedicated significant resources to the completion of finalizing its audited consolidated financial statements and related disclosures for inclusion in the Form 10-K, the Company was unable to complete and file the Form 10-K prior to April 15, 2022, the extension period provided by the Form 12b-25. Additional time was needed by the Company to complete its review of the financial statements included in the Form 10-K in order to ensure a complete, accurate Annual Report. The delay was due primarily to additional information and investigation needed in relation to the Company’s financial statements to complete the audit.

Under Nasdaq Listing Rule 5810(c)(2)(F)(i), the Company generally has until 60 calendar days from the date of the deficiency letter to submit to Nasdaq a plan (the “Compliance Plan”) to regain compliance with the Nasdaq Listing Rules.

On April 21, 2022, the Company filed the Form 10-K to cure its filing deficiency and regain compliance with the Nasdaq Listing Rules and notified Nasdaq of the filing. On April 22, 2021, the Company received a letter from Nasdaq confirming it regained compliance with the Nasdaq Listing Rules.

Media Contacts

Zach Kouwe/ Doug Allen
Dukas Linden Public Relations
HAIA@dlpr.com

212-704-7385